Exhibit 99.2

Premier, Inc.

Fiscal 2025 Q4 Earnings Call Transcript

August 19, 2025, 8:00 a.m. ET

CORPORATE PARTICIPANTS

•	Michael Alkire - Premier, Inc. - President, CEO & Director

•	Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

•	David Zito - Premier, Inc. - President, Performance Services

•	Ben Krasinski - Premier, Inc. - Senior Director, Investor Relations

CONFERENCE CALL PARTICIPANTS

•	Daniel Clark - Leerink Partners LLC - Analyst

•	Eric Percher - Nephron Research LLC - Analyst

•	Eric Coldwell - Robert W. Baird & Co Inc - Analyst

•	Jessica Tassan - Piper Jaffray Inc - Analyst

•	Kevin Caliendo - UBS AG - Analyst

•	Allen Lutz - BofA Merrill Lynch Asset Holdings Inc - Analyst

•	Richard Close - Canaccord Genuity Corp - Analyst

PRESENTATION

Operator

Good morning, and welcome to Premier’s fiscal 2025 fourth quarter and full year conference call. (Operator Instructions).

Please note this event is being recorded.

I would now like to turn the conference over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski - Premier, Inc. - Senior Director, Investor Relations

Thank you. And welcome to Premier’s fiscal 2025 fourth quarter and full year conference call. Our speakers this morning are Mike Alkire, Premier’s President and CEO and Glenn Coleman, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements, such as statements regarding our strategies, plans, prospects, expectations and future performance, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2025 Form 10-K, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our fiscal 2025 Form 10-K and our earnings Form 8-K, both of which we expect to file soon.

I will now turn the call over to Mike Alkire.

Michael Alkire - Premier, Inc. - President, CEO & Director

Thanks, Ben. Good morning, everyone, and thank you for joining us for Premier’s fiscal year 2025 fourth quarter and full year earnings call. Glenn will share a more detailed review of our results later in the call. But overall, I’m pleased with our strong finish to the year. Our overall revenue and profitability exceeded expectations, largely due to better-than-anticipated performance in the Supply Chain Services segment, where we continue to see better contract penetration and ramp-up of new member spend.

In addition, we also continued to return meaningful capital to stockholders through our quarterly cash dividend and the completion of our $200 million accelerated share repurchase program.

From a macro perspective, we continue to see mounting financial pressures for many of our member hospitals and health systems, both in the current environment and looking ahead. These broader market dynamics are accelerating demand for the kind of value-based strategic support that we uniquely provide. Significant headwinds, such as reimbursement cuts, are forcing health systems to rethink their cost structures and long-term sustainability. Many of our members are proactively moving beyond short-term cost containment towards structural changes that strengthen operational resilience and unlock long-term value.

We are well positioned to help them on that journey. The breadth of our GPO portfolio, the depth of our advisory expertise and the promise of our technology are differentiating us in the market, enabling us to deliver measurable impact that scale and deepen our strategic partnerships across the health system landscape. This is evident in the fact that we recently signed four very large advisory deals and have a robust pipeline heading into fiscal 2026.

As a result of our efforts to reinvigorate our Performance Services segment, and the new talent that we have brought into the company, we are seeing meaningful momentum in our advisory business, a strong validation of the differentiated expertise and capabilities we bring to our members. These health systems are turning to Premier for enterprise-wide transformation.

In June, we were excited to announce the acquisition of IllumiCare, a strategic move that significantly strengthens our ability to deliver real-time insights at the point of care, leveraging our AI capabilities. This solution not only complements our existing clinical decision support offering, but also expands our addressable market, especially as providers face mounting pressure to improve clinical and financial performance simultaneously.

Importantly, our pipeline continues to build, and we’re encouraged by the level of strategic engagement we’re seeing. These are not one-off projects. Our members are increasingly recognizing the need for fundamental change.

In our Supply Chain Services segment, our core GPO business remains strong. We’re seeing increased demand for members looking for margin improvement solutions amid ongoing cost pressures, reimbursement uncertainty and potential tariff impacts. We continue to focus on delivering stability and long-term value creation.

Our pharmacy and food portfolios have continued to serve as key differentiators within our GPO. Both are delivering steady, meaningful growth, not only among our current members, but also by attracting non-Premier organizations seeking distinctive high-impact savings with built-in supply assurance.

These categories are proving to be powerful entry points. And based on historical performance, we believe they are strong leading indicators of broader engagement across our portfolio. This momentum reinforces the critical value we deliver in helping members and future partners navigate today’s operational and financial challenges.

Taken together, the strength of our business, the commitment of our team and the growing strategic needs of our members give us confidence in our ability to drive growth moving forward.

With that, I’ll now turn the call over to Glenn for a deeper dive into our financial results and outlook for the year ahead.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Thanks, Mike. As a reminder, all results discussed during this call reflect continuing operations and do not reflect S2S Global, which was divested in October 2024. In addition, we continue to transition and wind down the remaining Contigo Health assets by the end of this calendar year. As such, actual results for the quarter include contributions from the Contigo Health business. However, we’re continuing to exclude the results of Contigo Health in our guidance, in our discussion of revenue and adjusted profitability for the fourth quarter and full year on today’s call.

Now turning to our financial results, total full year revenue, adjusted EBITDA and adjusted EPS exceeded our expectations. We closed out fiscal year 2025 on a positive note, with net revenue of $986 million, being $11 million above the midpoint of the guidance range, while adjusted EPS of $1.54 was $0.11 above the high end of our guidance range.

Moving to our fourth quarter results. Net revenue of $258 million increased 1% on a sequential basis, but declined from the prior year period, largely driven by higher fee share from contract renewals, which are now mostly completed.

GAAP net income and EPS from continuing operations of $18 million or $0.22 per share decreased from the prior year period mainly due to lower revenue in the current year quarter. Adjusted EBITDA of $71 million was flat on a sequential basis and translated to a margin of 27.6%. This was better than expected as the revenue outperformance in Supply Chain Services had high margin flow-through to profitability.

Adjusted EPS of $0.46 was well ahead of our expectations, due to better-than-expected revenue in our Supply Chain Services segment and a lower share count. In mid-August, we completed our $200 million accelerated share repurchase program, bringing the total amount of common stock repurchased to $800 million under our $1 billion authorization, which expired on June 30.

Turning to segment results, Supply Chain Services continued to perform above expectations despite the increase in the aggregate blended fee share in the quarter. This increase was partially offset by continued growth in gross administrative fees, which grew over 3% in fiscal year 2025 driven by higher contract penetration with existing members and onboarding of new members. In addition, we continue to see broad growth across key categories such as Medsurg, pharmacy, food and purchase services.

We’ve also made meaningful progress in contract negotiations with GPO members that were part of the August 2020 restructure. As of June 30, contracts representing less than 20% of this group’s fees remain, with the majority expected to be addressed in fiscal year 2026. As such, we anticipate fee share will increase to the mid-60% range in fiscal year 2026 and it will stabilize in the high 60s on an annualized basis once we’ve addressed all renewals. Lastly, given we are on the back end of renewals, this will be our final report on the process.

Also in this segment, other Supply Chain Services revenue was driven by 17% growth in our Supply Chain co-management business, resulting from new engagements with members. In addition, our digital supply chain business grew 15% due to further expansion of our solutions to providers and suppliers. Both of these areas represent growth opportunities for us in fiscal year 2026 and beyond.

Moving to the Performance Services segment. We delivered another quarter of sequential improvement in our advisory business. However, it was lower compared to the prior year period as we’re still working to rebuild our sales funnel, but are very encouraged by the large engagements that we’ve recently won. We also have a robust pipeline of additional opportunities that we’re working to close and expect our advisory business to return to double-digit growth in fiscal year 2026. In the fourth quarter, we also had lower enterprise license revenue due to a tough comp to the prior year quarter.

Shifting to the balance sheet, in fiscal year 2025, free cash flow was above our expectations, amounting to $181 million, which translated to a free cash flow conversion of 69%. Year-over-year, free cash flow decreased $48 million, mainly due to higher performance-related compensation payments and the timing of payments to Omnia. These were partially offset by cash received from the derivative lawsuit settlement and a dividend distribution from one of our minority investments in the current year.

In fiscal year 2026, we expect free cash flow conversion in the range of 70% to 80%, and we continue to anticipate that our cash tax rate will be less than 5% over the next five years. Cash and cash equivalents totalled $84 million as of June 30, and we ended the quarter with an outstanding balance of $280 million on our credit facility.

With respect to capital deployment, we continue to remain disciplined and focused on taking a balanced approach. As I mentioned earlier, we recently completed the $200 million accelerated share repurchase program. In fiscal year 2025, our quarterly dividends totalled $77 million and represented a nearly 4% dividend yield.

Going forward, our priority on capital deployment will be driving revenue growth through organic investments as well as potential tuck-in acquisitions to further enhance our core offerings in the marketplace. As Mike mentioned earlier, we recently acquired IllumiCare to further expand our clinical decision support capabilities.

Lastly, we made the final payment associated with the termination of the tax receivable agreement in connection with our August 2020 restructure. These payments have been approximately $100 million per year and beginning July 1, 2025, they no longer negatively impact our free cash flow, providing us more capacity to support our long-term growth plans.

Let me now turn to our outlook. At a high level, I would generally characterize fiscal year 2026 as a year of expected stabilization and transition as we finalize the GPO contract renewal process. As such, we expect to return to positive growth for total net revenue, adjusted EBITDA and adjusted EPS in fiscal year 2027.

With that said, our fiscal year 2026 guidance ranges are as follows: Total net revenue of $940 million to $1 billion. Our segment guidance assumed in this range is Supply Chain Services revenue of $590 million to $620 million, and Performance Services revenue of $350 million to $380 million. We also expect adjusted EBITDA to be in the range of $230 million to $245 million and adjusted EPS of $1.33 to $1.43.

In terms of operating expense, we took meaningful steps to reduce our expenses by $40 million on an annual run rate basis in the fourth quarter, which is expected to result in a slight year-over-year reduction in fiscal year 2026 operating expenses despite reinvesting some of these savings back into faster growing areas of our business.

In terms of our quarterly cadence. We expect lower revenue and profitability in the first half of the year, mainly due to the ramp-up of head count to support the recent success of our advisory business. Importantly, we anticipate this impact will be transitory, and that margins will improve as we begin to recognize the associated revenue later in the year.

Although we don’t typically provide quarterly guidance, given this dynamic, we’re providing the following guidance for Q1. Total net revenue of between $230 million and $245 million, adjusted EBITDA of $45 million to $50 million and adjusted EPS of $0.27 to $0.32.

In summary, we finished the year on a positive note as overall revenue and profitability exceeded our expectations for the year. This provides us momentum heading into fiscal year 2026. Second, Supply Chain Services continued to perform better than expected, and we’re on the back end of the contract renewals for GPO members. We also continue to execute our plan to reinvigorate performance services with significant contract wins in advisory services and are building a robust pipeline of future opportunities. Third, we expect an inflection back to growth in key consolidated financial metrics in fiscal year 2027.

In closing, we have a flexible balance sheet and meaningful cash flow that provides us with the ability to continue to grow our business and return value to stockholders.

We appreciate your time today, and we’ll now open the call for questions.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session.

(Operator Instructions)

Michael Cherny, Leerink Partners

Daniel Clark - Leerink Partners LLC - Analyst

This is Dan Clark on for Mike. First question, just wanted to ask about customer buying behavior you saw in the Supply Chain Services segment in the quarter. Was there any changes or any pull forward ahead of potential tariffs that you observed? And what are you kind of seeing here generally?

Michael Alkire - Premier, Inc. - President, CEO & Director

This is Mike Alkire. We did not see a significant pull forward of any buying behavior. In certain areas, you might have seen some increases, but that was primarily due to some regional issues and things like that, but nothing significant due to the tariffs.

Daniel Clark - Leerink Partners LLC - Analyst

Great. And then just a second question on the momentum in the advisory business. Can you just talk about a little more what’s driving that? Is it - how much of it is execution on your end, the collection of kind of the services that you offer and how much of it is just sort of market driven?

Michael Alkire - Premier Inc - President, CEO & Director

Yes. So I’m going to introduce Dave Zito here in just a second. So Dave’s on the call. So Dave is obviously the leader of Performance Services.

But let me just start by saying I think the number one thing that’s driving it is, obviously, we’ve hired Dave and Dave has got a long history of a lot of success in advisory - and with all that success and with what’s happening with the market, the dynamics happening with the cost pressures, the labor issues, some of these issues associated with potential cuts in Medicaid and those kinds of things. It’s a market that needs some very very strong solutions to help these health systems transform. So the market is there. We’ve got a strong team led by Dave and these guys have recently signed four very large deals. But with that, Dave, I’ll turn it over to you for some color.

David Zito - Premier, Inc. - President, Performance Services

Thank you. I would just echo Mike’s comments. I think it’s - one is market for sure. I think people are concerned about the impacts of the One Big Beautiful Bill from a Medicaid perspective on both top and bottom line, so they’re trying to prepare for that. And secondly, I think it’s - we have the right capabilities, breadth and depth of resources, the technology enablement that Premier’s invested in over time is a differentiator. And probably most importantly, is that Premier is a trusted brand in the market in terms of delivering results for customers. So they look to us, they trust that will help them address their concerns. So I think it’s a combination of all those things that’s allowing us to be successful.

Operator

Eric Percher, Nephron Research.

Eric Percher - Nephron Research LLC - Analyst

It’s good to hear the progress on the admin fee renewal now being below 20% for that August ‘20 group. Given that you said it’s a final report you’d like to give here, can you provide us with a bit of color on the cadence over the year as you get to the stabilization level in the high 60s. Is it fair to expect that we may see more of that in the first half of the year versus second half? And then also, can you tell us what the underlying admin fee share growth assumption is for fiscal year ‘26?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes, Eric, this is Glenn. Thanks for the questions. Before I get into that, I just first want to highlight the outstanding quarter we had in Supply Chain Services. We actually beat our guidance midpoint by about $21 million on the top line, and that drove a significant beat on both our EBITDA and EPS. So we were very pleased overall with how we ended up the year with Supply Chain Services, which was pretty consistent throughout the year.

If I look at the components of our fee share, our gross administrative fees grew about 3% on a full year basis. We saw growth year-over-year in all four quarters with the largest being in the fourth quarter. And we also saw growth in both acute and non-acute. So the growth we’re seeing across our portfolio, food, pharmacy, medsurg, acute, non-acute, very broad-based growth, and we’re expecting that to continue heading into fiscal year 2026.

So I would say on the gaf side, with the increase we’re seeing in contract penetration, more uptake on our SURPASS contracts, we’re expecting that 3% number to go up in 2026. So think of that as a 4% type number. On the fee share, we ended the year in 2025 in the low 60% range. That was consistent with our guidance.

Based upon our 2026 guidance numbers, we’re anticipating the fee share amount to go in the mid-60s range, and that will ramp up throughout 2026. So expect to see the slight increase throughout the year. And then by the end of 2026, we should be essentially complete with all of the 2020 restructured contracts. So maybe a couple still out there. But we’re now on the back end of this, we’re going to be done for the majority of these contracts by the end of ‘26, and that’s why we know we’re going to give specific numbers on our fee share percentages moving forward. If anything changes in a significant way, obviously, we would call that out. But hopefully that - gives you to give you a sense about where we’re at.

Eric Percher - Nephron Research LLC - Analyst

Yes, that’s helpful. I think what I’m trying to get is the segment EBITDA levels based on what you stated it appears that EPS will be down. I think you just gave us why. But we should assume the pull-through on the admin fee in Supply Chain look similar to what we saw this quarter as we’re modeling next year. Is that fair?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Well, again, we’re not going to give specific segment guidance for EBITDA. I would just directionally tell you, I’m expecting to see a nice EBITDA margin expansion in our Performance Services business. That’s largely driven by the fact that advisory services is expected to ramp. We talked about the meaningful contracts that we’ve won recently. There’s four of them. We’ve got a robust pipeline of additional opportunities. So even with some of our software business declining in 2026, we’re expecting EBITDA margin expansion because of better productivity largely coming from our advisory business. So I’m really excited about that turnaround.

On the Supply Chain Services side, we would expect to see a decline in our EBITDA margins because we’re not through the fee share reset yet. So even with the GAAP growth I talked about, overall, I’m expecting our EBITDA margins to go down in Supply Chain Services.

And then obviously, as we get to 2027, we would expect the overall business to show an improvement and I think for the first time now, we’ve got good line of sight to say we feel good we’re going to be growing across all of our key financial metrics in 2027.

Operator

Eric Coldwell, Baird.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

I was hoping you could help us with sizing on IllumiCare in terms of both revenue and EBITDA profile. And then secondarily, I know you’re guiding fiscal ‘26 without Contigo, but could you let us know what you’re thinking results might look like if we continue to model that from what’s left on revenue in EBITDA.

Michael Alkire - Premier, Inc. - President, CEO & Director

Sure. But let me start real quick on IllumiCare because I want to make sure everybody understands the asset that we’ve acquired. First of all, IllumiCare solves a very critical member pain point. It addresses the concerns that we’ve been speaking about, which is margin compression. And so all these things that both Dave Zito and I have talked about with labor shortages, reimbursement cuts, rising costs and those kinds of things. IllumiCare is going to be a proven lever to actually drive value there. It drives demonstratable difference in terms of delivering about $100 savings per inpatient discharge. So I think it has a huge opportunity to have significant penetration in our health systems and importantly can really help our healthcare systems perform in a very difficult time. It also has some wonderful real-time clinical decision support capability that actually works across all EMRs or the significant chunk of EMRs. So we’re very excited about that. And then obviously, we think it’s going to be a really nice addition to our Stanson Health capability, and it’s going to be a very robust solution using AI, machine learning and clinical decision support.

But with that, Glenn, I’ll flip it over to you to get into the details on the numbers.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes, I would just add to your comments on the $100 per discharge savings, it’s a 10:1 return on investment for our customers, which is a meaningful return that they get almost immediate. So we’re really excited about that acquisition. In terms of the size of the numbers, IllumiCare, you can think of it as an $8 million to $10 million revenue business for us in fiscal year ‘26 and breakeven on the bottom line. So no impact to our adjusted EPS or adjusted EBITDA and obviously, we’re expecting this to be one of the growth engines for us going forward as it integrates with our Stanson business. So between the clinical decision support and financial decision support now, we have a really nice synergistic business that we’re expecting to generate double-digit growth moving forward.

As it relates to Contigo Health, I would just say we’re winding that business down. Right now, we’ve modeled about $9 million of revenue in 2026 and a $6 million EBITDA loss.

Operator

Jessica Tassan, Piper Sandler.

Jessica Tassan - Piper Jaffray Inc - Analyst

Congrats on the really strong fourth quarter and fiscal ‘25. You all have an interesting, so you guys have an interesting perspective because I think the group - and you mentioned this in your prepared remarks - the group purchasing portfolio includes food and perishable items. I guess, are you observing any divergence in kind of typical food purchasing patterns versus medsurg purchasing patterns that would indicate increased intensity per unit of care delivered in FY25, either because of kind of deliberate hospital actions or because patients are preparing to lose coverage in ‘26. Just any color on trends and intensity per unit of care that you might be able to glean based on just medsurg versus food purchasing.

Michael Alkire - Premier, Inc. - President, CEO & Director

That’s a great question. It’s very tough to glean it out of those two portfolios. We look at - we have all the data on other measures from a clinical standpoint, lab values and those kinds of things that we can understand and lean that a little bit more effectively. And I would tell you, there’s nothing that’s we see that significantly changing from a dynamic that you’re speaking about.

From a food standpoint, as just a quick reminder, our food program is truly differentiated in the industry. We use it as sort of a pointy end of the spear in terms of getting access into accounts that might not be Premier accounts. So you heard me talk a little bit about that in those opening remarks. We want to continue to do that just because that program continues to grow and evolve and drive a significant amount of value to these health systems, especially when there’s a lot of fiscal pressures they’re facing.

Jessica Tassan - Piper Jaffray Inc - Analyst

Got it. That’s helpful. And then just my second question is how big is the advisory business within - and apologies if I missed this. How big is advisory within Performance Services - and then I think you mentioned that business is expected to grow double digits in FY26. So those four big contracts get you there? Or just how much visibility do you have into that double-digit growth?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. Thanks for the question. We don’t break out advisory in Performance Services, but I’ll just give you a rough sizing. It’s about $50 million to $100 million. And I talked about double-digit growth. I would say we’re expecting the growth to be above 25% in fiscal year ‘26. A lot of these contracts, keep in mind, are multiyear contracts. So we will recognize that revenue over in many cases, 18 to 24 months, but I’m expecting at least 25% growth coming from advisory largely coming from these four deals. If we get more deals closed, it could even be greater upside to our numbers. But right now, we feel very confident given what we’ve closed. And obviously, we’ve got to execute on these deals to get that revenue. But really nice turnaround in our advisory business, and it’s not going to be a onetime blip. We’re really creating a sustainable long-term business that we expect to grow meaningfully over the next five years.

Operator

Kevin Caliendo, UBS.

Kevin Caliendo - UBS AG - Analyst

Glenn, on the free cash flow guidance, I appreciate the color on that. It’s always helpful. I’m just wondering how the TRA plays into that? Like is that included in the free cash flow conversion? Or should we think about the TRA as incremental for fiscal ‘26 free cash flow?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

It’s included in our free cash flow guidance. Overall, our free cash flows, if you look at the numbers year-to-year are pretty flat. So - there’s a couple of dynamics in place here. Number one, we’ve got the positive $100 million TRA benefit, but there was a couple of items in fiscal year ‘25 that helped us as well that’s onetime in nature. So the derivative lawsuit that I mentioned, along with this minority investment dividend that we received pretty much offset that year-over-year. So that’s why you don’t see the big pop in free cash flow. But going forward, we expect now not to have this $100 million headwind, which is a big positive for us.

Kevin Caliendo - UBS AG - Analyst

Got it. And I know you guys said there wasn’t any forward buying around tariffs and the like. But was there any activity, services activity, other activity that you found because of the fear of tariffs and the changes that were taking place that were a benefit or continuing to be a benefit? Like how should we think about - because it obviously occupied a ton of our mental well-being. But I’m just wondering how the - how customers behave. And if that continued or carried momentum or if it was a benefit in fiscal ‘25, that wouldn’t be a benefit fiscal ‘26?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes, it’s a little bit - I would characterize it as more a focus on like the psyche of what’s happening. So obviously, tariffs are incredibly dynamic as you are well aware and everybody on the call is well aware. As we’ve said in the past, our tariffs are firm for the term - I’m sorry, our contracts are firm for the term. So that means that for the most part, there’s not necessarily going to be significant impacts from tariffs. We have this member-led contracting process as we have spoken about in the past. So this - when we talk about this, it doesn’t mean that suppliers aren’t coming and saying, hey, we’ve got issues with tariffs, we might want some price increase, those kinds of things. But the member led contracting process is really what dictates whether or not we decide to have a tariff or not. And I think that comes down to obviously what - if we have a healthy market, if there’s multiple suppliers in the market and - many of them are not asking for tariff relief or any of that stuff. Obviously, then you’re not - the tariffs are going to have a de-minimis impact on the business.

So I will just say that so far, things are pretty stable as it relates to tariffs. That does not mean there’s not a lot of work that’s actually happening in concert with our suppliers in concert with our members to minimize the impacts of these tariffs. So there is a lot of work happening under the sort of under the water level, if you will. But so far, the teams are working through these without having a significant impact on the healthcare systems.

Operator

Allen Lutz, Bank of America.

Allen Lutz - BofA Merrill Lynch Asset Holdings Inc - Analyst

Glenn, you mentioned that you expect to return to revenue and EBITDA growth in fiscal ‘27. I know you talked about the increasing contract penetration and maybe a stabilization of revenue share backs. What is embedded or what needs to happen in fiscal ‘27 for revenue and EBITDA to increase. Can you just provide some high-level framing of what utilization has to do with revenue share back? Just any high-level thoughts would be helpful.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes, sure. I’ll give you a couple of points on why we’re confident in the recovery to growth in ‘27. So I think first and foremost, when we look at our enterprise license agreements and our software deals, we have a bit of a trough here in ‘26. We have fewer renewals coming due just based upon timing. That’s going to pick up in 2027.

And so we’re expecting an increase in our software business starting in 2027. Advisory, as we talked about, is going to continue to ramp into fiscal year ‘27. And I think we’re expecting to see some good double-digit growth coming from the synergies of our clinical decision support business in IllumiCare. So those are areas, I would say, of growth that will continue to help us moving forward.

On the Supply Chain Services side, this gaf growth should continue we’re seeing great momentum in our food and pharmacy portfolios. So 3% this year, we’re expecting faster growth in ‘26. That should continue into 2027. So there’s good momentum on our gross administrative fees. Both our digital supply chain and co-management business are growing double digits. That should continue as we go into 2027.

And then most importantly, you’re going to have lower fee share headwinds, right? We’ll be through the 2026 negotiations and those headwinds and still probably be a slight headwind in ‘27 will be much less than what we’ve seen in 2025 and 2026. So those are the key items. And as we look at our plans for 2027, now we’re saying we expect to see a rebound back to growth across all of our key financial metrics.

Thanks for the question.

Allen Lutz - BofA Merrill Lynch Asset Holdings Inc - Analyst

That’s helpful. And then you mentioned last quarter, you were expecting a client termination payment in 4Q. Did that take place? And is there any way to size that?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes. So it did take place. We received the cash as well, and the sizing was previously given several quarters ago as part of our guidance increase for Supply Chain Services back at that point in time. I believe we raised our guidance by $15 million, and it was one of the components of the $15 million raise. So that just gives you a general idea about what that could be, but there’s other areas as well. But - it was consistent with our expectations, and that was all booked and cash received in Q4.

Operator

Richard Close, Canaccord Genuity.

Richard Close - Canaccord Genuity Corp - Analyst

A lot of the questions I had on advisory were asked. But I’m curious, just the magnitude, the head count additions. Can you give any color there? And just curious how long those people take the ramp-up to be in productive?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes. I’ll start here and Dave Zito, I think you’re still on, if you can maybe add some color. I think first and foremost, the reason why we’re winning is the deep subject matter expertise we’re building in our advisory business along with our tech enablement.

And we have ramped resources. We pretty much added roughly ten senior leaders across our business. We’ve got more people we’re going to be adding here based upon the support needed for these advisory wins and what we’re seeing in the funnel.

But I would expect probably another 20 people or so will be at it in the not-too-distant future. And these engagements, I would say, range everywhere from cost reduction, margin improvement, to revenue opportunities. So it’s everything from revenue optimization, to clinical delivery, workforce optimization, supply chain optimization and those are areas that we’re going after.

But Dave, did you want to add any more color?

David Zito - Premier, Inc. - President, Performance Services

Yes. I would - just a couple of things. We’ve been making the investments since the beginning of the calendar year. And the additions of those ten people that were referenced really helped drive, again, partnering with the team - Premier team - that was here to build that pipeline and close those deals. So the people we’re hiring now are really going to be deployed immediately to work. We’re really staffing, as people come on board, we are deploying them right to project work. So ramp-up will not be an issue as we move forward. So right now, we’re really trying to fill gaps in our capacity to deliver the work that we have sold. So ramp-up will be very positive and quick.

Richard Close - Canaccord Genuity Corp - Analyst

Okay. As a follow-up, maybe on the tech side of the Performance Services, I’m just curious how you’re viewing demand, I guess, post July 4 and the signing of the Big Beautiful Bill. I’m just curious with respect to maybe the SaaS offerings and then enterprise. I know you said there’s not going to be many renewals here in fiscal ‘26 on the enterprise license. But - just any changes in demand since July 4? Or anything you can provide would be helpful.

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. A couple of thoughts on that. And then again, Dave Zito if you’d like to add in, please do. So in general, I will tell you, there’s still a lot of interest in our clinical decision support capability. So think of things around prior authorization, clinical coding and documentation and those kinds of things.

So because of the investments we’ve made, with Stanson and the additional capital outlay, those technologies are still doing - are still having a phenomenal or getting phenomenal interest in the market. And so - just as a quick reminder, AI-enabled machine learning, natural language processing. It’s in a very efficient way to help these health systems with prior authorization and coding and documentation.

I think Dave and team are looking to continue to expand those capabilities given the success they’ve had so far. But I sense that there’s a significant interest in a lot of that activity just because of the dynamics of the market with some of the slow pay stuff coming from payers and those kinds of things. And our capabilities really help offset that.

Secondarily, I will say that what’s unique about Premier is that not only can we work with our health systems and benchmark their performance and have them understand how they’re performing. But we’ve got this fantastic ability with advisory to drive significant change for those health systems.

And then we can use this technology really to sort of codify or leave as an artifact within the record, within the workflow, all the change that we’ve driven. So it’s very unique. Some of the things that we can do to help drive performance improvement for these health systems.

Dave, I’m not sure if you have any other builds.

David Zito - Premier, Inc. - President, Performance Services

I would just - I’d echo the last thing you said. Basically, if you look at the way we’ve developed and deployed technology is to drive performance improvement. So we view the tools and I think as customers need to improve performance, they’re looking for and we’re deploying technology that will enable change as well as - so it’s actually a driver of demand, not a - the current environment is a driver of demand, not a deterrent. And as long as we can demonstrate how our tech drives and supports enables change I think that our demand will increase.

Operator

Eric Coldwell, Baird.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

Your good answers to my first questions enticed to me to get back on and ask some more. So on the advisory deals, would we be thinking about something in the ballpark of $5 million a year on average is a typical sizing for what you would consider a large deal and then

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Higher than that.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

Okay. So the 25% growth in advisory off of $50 million to $100 million, the reason you’re that makes sense so other areas of the business may be a bit weaker, so these are bigger deals that help offset challenges elsewhere it sounds.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Correct. And just to be clear to the point, so we are expecting our enterprise license deals to be down in 2026 because of fewer renewals. Advisory is helping to offset that. And based upon the midpoint of our guidance for Performance Services as a total segment, we are expecting to grow in fiscal year 2026. But it’s driven by the advisory deals.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

Yes. Okay. That’s helpful. And then are there rev rec or profit triggers in these deals that we should be aware of, such as performance or milestone-based items or true-ups at the end of a fiscal year or a calendar year? Is there anything of that nature? Or is the billing and performance - profit performance - fairly ratable throughout the engagement.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

No. There are milestones in these deals. And it’s one of the reasons why the revenue recognition at least for fiscal year ‘26, will be more back-end loaded because we have to ramp the resources and as we hit the milestones, this will be later this year we’ll start to recognize the revenue. So that’s one of the dynamics about why Q1 is going to be a lower quarter than the second half of the year.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

If I might, just one or two quick ones. So I’d really like to hear what you’re doing. Could you give us some anecdotes of a unique advisory contract. And quite frankly, I’ve always struggled a bit with the difference between advisory and consulting. So maybe you could help parse out the nuance there between what maybe to a less informed person like myself, what is the difference between a consulting engagement and an advisory engagement?

Michael Alkire - Premier, Inc. - President, CEO & Director

So Dave, I’m going to ask you to join in here just a second. I think people use those terms interchangeably. When we talk about advisory though and the broader scope, Glenn hit this. It’s about revenue optimization, clinical delivery, it’s workflow, workforce and productivity and those kinds of things and then, obviously, all things supply chain.

But Dave Zito any builds?

David Zito - Premier, Inc. - President, Performance Services

No, I would - answering the second part first. I would say consulting and advisory are the same. They’re interchangeable in my mind. These are traditional consulting and they’re performance improvement. Clients have large they estimate what they need to - how they need to improve their performance. They break it into categories, whether it’s workforce or supplies or clinical or revenue cycle or strategic growth and then we develop strategies to achieve those - help them achieve their expectations and goals, and we deploy resources to partner with them to drive that change. They’re very comprehensive in nature as they try to transform their business and modify their cost structure to perform in a new revenue world. So it’s really a strategic and operational transformation of their business.

Eric Coldwell - Robert W. Baird & Co Inc - Analyst

Dave that’s helpful. Last one, we didn’t seem to get any updates on the life sciences or pharma support businesses this quarter. Just curious what you’re seeing on that front.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes. I think overall, that business is performing as we had expected. It was not a key driver of our results in the quarter. And so that’s why we haven’t called it out. But there’s lots of exciting growth opportunities in terms of how we leverage our data and sell into life sciences companies. And that’s a plan for us moving forward. We do expect that business to be one of the areas of growth for us in 2026 and beyond.

Operator

This concludes our question-and-answer session and Premier’s fiscal 2025 fourth quarter and full year conference call. Thank you for attending today’s presentation. You may now disconnect.